UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 26, 2006

(Date of earliest event reported) (October 23, 2006)

Multimedia Games, Inc.

(Exact name of Registrant as Specified in its Charter)

001-14551

(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2006, Multimedia Games, Inc. (“Multimedia”) entered into an agreement with Liberation Investments, L.P., a Delaware limited partnership (“LILP”), Liberation Investments, Ltd., a private offshore investment corporation (“LILtd”), Liberation Investment Group, LLC, a Delaware limited liability company and general partner of LILP and a discretionary investment advisor to LILtd (“LIGLLC”), Emanuel R. Pearlman, the Chief Executive Officer and majority member of LIGLLC (together with LILP, LILtd and LIGLLC, “Liberation Investments”), and Neil E. Jenkins (the “Agreement”). Pursuant to the Agreement, Messrs. Pearlman and Jenkins have been appointed to Multimedia’s Board of Directors (the “Board”) and the Board has formed, and Mr. Pearlman has been appointed to, a Strategic Review Committee of the Board to oversee the Board’s ongoing review of prospective opportunities to enhance shareholder value.

Liberation Investments previously announced it would solicit requests to call a special meeting of Multimedia’s shareholders to replace up to three of Multimedia’s directors with Liberation Investments’ designees and adopt related proposals relating to the size and composition of the Board. Under the Agreement, Liberation Investments has withdrawn the proxy contest and the special meeting will not be held.

In addition to the foregoing, the Agreement provides for Multimedia’s Nominating and Corporate Governance Committee to engage an executive search firm to identify an additional qualified independent director to be added to the Board as a seventh director, and the Board has adopted a standing resolution pursuant to the Agreement that requires a unanimous Board decision to increase the number of directors comprising the Board or fill any vacancy in any existing directorship (except in specified circumstances relating to a successor to Mr. Pearlman or Mr. Jenkins) as long as certain restrictions governing the actions of Liberation Investments remain in effect. These restrictions will remain in effect until October 31, 2007, unless earlier terminated in accordance with the terms of the Agreement.

To facilitate the addition of Messrs. Pearlman and Jenkins to the Board, the size of the Board has been increased from five to six directors and Thomas W. Sarnoff has resigned from the Board effective October 24, 2006. In connection with Mr. Sarnoff’s resignation from the Board, Multimedia has entered into an agreement, dated October 23, 2006 and effective October 24, 2006, with Sarnoff Entertainment Corporation, of which Mr. Sarnoff is President (the “Sarnoff Consulting Agreement”), that provides for Mr. Sarnoff’s services as a consultant to Multimedia for the next 18 calendar months (subject to certain specified termination events) at a fee of $8,000 per month, plus reimbursement of reasonable travel expenses.

The foregoing descriptions of the Agreement and the Sarnoff Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Sarnoff Consulting Agreement attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated into this report in their entirety by reference. A copy of a press release issued by Multimedia on October 25, 2006 relating to the Agreement and the Sarnoff Consulting Agreement is attached hereto as Exhibit 99.1 and is incorporated into this report in its entirety by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 24, 2006, and in accordance with the Agreement, Mr. Sarnoff resigned from the Board, Messrs. Pearlman and Jenkins were appointed to the Board and Mr. Pearlman was appointed to the newly-formed Strategic Review Committee of the Board.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Agreement dated October 24, 2006 by and among Multimedia Games, Inc. and Liberation Investments, L.P., a Delaware limited partnership (“LILP”), Liberation Investments, Ltd., a private offshore investment corporation (“LILtd”), Liberation Investment Group, LLC, a Delaware limited liability company and general partner of LILP and a discretionary investment advisor to LILtd (“LIGLLC”), Emanuel R. Pearlman, the Chief Executive Officer and majority member of LIGLLC (together with LILP, LILtd and LIGLLC, “Liberation Investments”), and Neil E. Jenkins.

10.2	Consulting Agreement dated October 23, 2006 by and between Multimedia Games, Inc. and Sarnoff Entertainment Corporation.

99.1	Press Release entitled “MULTIMEDIA GAMES AND LIBERATION INVESTMENTS RESOLVE PROXY CONTEST; SPECIAL SHAREHOLDERS’ MEETING WILL NOT BE HELD” issued by Multimedia Games, Inc. on October 25, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: October 26, 2006	By:	/s/ Clifton E. Lind
Clifton E. Lind
Chief Executive Officer
(Principal Executive Officer)